EXHIBIT 99.1

SigmaTron International, Inc. Reports Year End Financial Results for Fiscal Year 2009

ELK GROVE VILLAGE, Ill., July 14, 2009 (GLOBE NEWSWIRE) -- SigmaTron International, Inc. (Nasdaq:SGMA), an electronic manufacturing services company, today reported revenues and earnings for the fiscal year ended April 30, 2009. Revenues decreased 20.3% to $133.7 million in fiscal 2009 from $167.8 million in the prior year. Net income (loss) increased to $1.95 million in fiscal 2009 compared to a loss of ($6.46) million in fiscal 2008. Diluted earnings (loss) per share for the year ended April 30, 2009 were $0.51 compared to ($1.69) in fiscal 2008.

For the fourth quarter of fiscal 2009, revenues decreased to $27.2 million compared to $44.0 million for the same quarter in the prior year. Diluted earnings (loss) per share for the fiscal 2009 fourth quarter were $0.04 per share compared to ($2.17) per share for the same period of fiscal 2008.

Commenting on SigmaTron's results, Gary R. Fairhead, President and Chief Executive Officer, said, "When comparing SigmaTron's financial results for both the fourth quarter of fiscal 2009 and the entire fiscal year to the same periods for fiscal 2008, I believe it is also relevant to compare results for each period excluding the goodwill impairment of $9,298,945 that was recorded in the fourth quarter of fiscal 2008. The impairment was a non-cash transaction that was not deductible for taxes. Attached for your reference as Exhibit A is a Non-Gaap reconciliation for the fourth quarter and entire year of fiscal 2008 that provides our results excluding the goodwill impairment.

"Using the adjusted results, for the fourth quarter of fiscal 2009, SigmaTron posted net income of $136.7 thousand on net revenue of $27.2 million, which compares to adjusted net income of $1,009.4 thousand on net revenue of $44.0 million for fiscal 2008. Diluted earnings per share for the fourth quarter are $0.04 for 2009 compared to $0.26 for 2009. For the entire fiscal year, the results for 2009 are net revenue of $133.7 million, net income of $1.95 million and diluted earnings per share of $0.51, compared to adjusted results for 2008 of net revenue of $167.8 million, net income of $2.84 million and diluted earnings per share of $0.74.

"Given the significant revenue decrease of 38.3% in our fourth quarter versus the same period last year, and 20.3% from fiscal 2008 to fiscal 2009, I am pleased that we were able to post a reasonable profit for the year and a nominal profit for the fourth quarter. As I previously reported, our revenue dropped precipitously at the beginning of our third quarter and has remained depressed since then. For the last six months, we have posted a net loss of $128,794, or we have essentially broken-even during a period when sales dropped from $85.1 million to $54.2 million, a 36.3% drop, when comparing the last six months of fiscal 2009 to the same period in fiscal 2008.

"During the quarter, we continued our efforts to lower our cost structure while continuing to meet the demands of our customers. I believe we were successful in both areas. The current economy makes forecasting even more difficult for our customers, which makes it even more important for SigmaTron to be flexible and respond to unforecasted demand as quickly as possible. Many times we are dependent on our supply chain in order to respond quickly to unforecasted demand, and I want to acknowledge the excellent support they have provided during this downturn.

"At fiscal year end, we remained in compliance with our bank covenants and we have begun the process of extending our loan agreement and renegotiating our financial covenants with Bank of America for fiscal 2010. The current agreement expires September 30, 2010. If we are not successful in amending our financial covenants, we could be in violation of our revolving credit facility agreement at July 31, 2009. In the event we are unable to amend the required financial covenants or obtain alternative financing, we may be unable to access lines of credit and our debt obligations could be accelerated. These events would likely have a material adverse effect on our future results of operations, financial position and liquidity. I also want to expressly acknowledge Bank of America's continuing support during this difficult time.

"Unfortunately, as we head into the first quarter of fiscal 2010, we see demand continuing to soften and current indications are that we will post a loss for the quarter. While it is impossible to predict how the balance of this calendar year will unfold, backlog indicates a weak summer with demand slowly rising in the fall. We have taken additional cost reduction measures at all of our operations except China, which remains busy. With all of that said, we believe our relationships with our customers remain excellent. As our fortunes are tied to theirs, once their revenues stabilize and recover, we believe we will continue to share in their recovery. We also remain optimistic that several of our newer customers with leading edge technology will gain market traction later this year. The potential is exciting, and should be good for SigmaTron.

"In closing, it is my duty to inform you that Franklin D. Sove, our Chairman, has decided not to stand for re-election to another three year term at the Annual Stockholders Meeting in September 2009. Frank who turns 75 in August 2009 has decided to retire. Frank has been our Chairman since we went public in 1994 and during his 15 years of service he has served all of us well. He was always willing to take on any requested assignments, travel as necessary and his wise and experienced perspective was valuable to our excellent Board. The rest of our Board, our senior management team and I extend our thanks for his service and wish him well in his retirement.

"With the news that Frank has decided to retire, the Board has decided to not replace Frank with a new director and keep the size of our board at five directors. In addition, the Board has elected John P. Chen to the position of Chairman of the Board effective September 18, 2009. John has also been a member of SigmaTron's Board since 1994 and I am confident that he will do an excellent job as Chairman for all of SigmaTron's stockholders.

"While we are expecting a bumpy ride for the next quarter or two, I remain confident that SigmaTron is well positioned for the economic recovery when it comes and because of that, I am optimistic about our future."

Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides printed circuit board assemblies and completely assembled electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Acuna and Tijuana, Mexico, Hayward, California and Suzhou-Wujiang, China. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Taipei, Taiwan.

Note: This press release contains forward-looking statements. Words such as "continue," "anticipate," "will," "expect," "believe," "plan," and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of SigmaTron (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; pricing pressures from our customers, suppliers and the market; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of our operating results; the results of long-lived assets impairment testing; the variability of our customers' requirements; the availability and cost of necessary components and materials; the ability of the Company and our customers to keep current with technological changes within our industries; regulatory compliance; the continued availability and sufficiency of our credit arrangements; changes in U.S., Mexican, Chinese or Taiwanese regulations affecting the Company's business; the current turmoil in the global economy and financial markets; the stability of the U.S., Mexican, Chinese and Taiwanese economic systems, labor and political conditions; currency exchange fluctuations; and the ability of the Company to manage its growth. These and other factors which may affect the Company's future business and results of operations are identified throughout the Company's Annual Report on Form 10-K and as risk factors and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this report, and the Company undertakes no obligation to update such statements in light of future events or otherwise.

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

               Three Months  Three Months  Twelve Months Twelve Months
                   Ended         Ended         Ended         Ended
                 April 30,     April 30,     April 30,     April 30,
                   2009          2008          2009           2008
               ------------- ------------- ------------- -------------

   Net sales    $27,162,869   $44,020,330  $133,744,642  $167,810,994

   Cost of
    products
    sold         24,500,775    38,595,332   117,769,740   148,247,604
               ------------- ------------- ------------- -------------

   Gross profit   2,662,094     5,424,998    15,974,902    19,563,390

   Selling and
    adminis-
    trative
    expenses      2,262,606     3,288,594    11,591,440    12,375,458
   Goodwill
    impairment
    charge               --     9,298,945            --     9,298,945
               ------------- ------------- ------------- -------------

   Operating
    income
    (loss)          399,488    (7,162,541)    4,383,462    (2,111,013)

   Other
    expense         395,071       501,914     1,491,338     2,690,305
               ------------- ------------- ------------- -------------

   Income
    (loss) from
    operations
    before
    income tax        4,417    (7,664,455)    2,892,124    (4,801,318)

   Income tax
    (income)
    expense        (132,247)      625,107       936,278     1,655,518
               ------------- ------------- ------------- -------------

   Net income
    (loss)         $136,664   ($8,289,562)   $1,955,847   ($6,456,836)
               ============= ============= ============= =============

   Net income
    (loss) per
    common
    share -
    basic             $0.04        ($2.17)        $0.51        ($1.69)
               ============= ============= ============= =============

   Net income
    (loss) per
    common
    share -
    assuming
    dilution          $0.04        ($2.17)        $0.51        ($1.69)
               ============= ============= ============= =============

   Weighted
    average
    number of
    common
    equivalent
    shares out-
    standing -
    assuming
    dilution      3,822,556     3,822,556     3,859,526     3,811,832
               ============= ============= ============= =============

 CONDENSED CONSOLIDATED BALANCE SHEETS

                                             April 30,     April 30,
                                               2009          2008
                                           ------------- -------------

   Assets:

   Current assets                           $59,622,532   $75,259,346

   Machinery and equipment-net               26,200,578    29,354,623

   Intangible assets                            608,887       958,069
   Other assets                                 699,379     1,034,155
                                           ------------- -------------

   Total assets                             $87,131,376  $106,606,193
                                           ============= =============

   Liabilities and shareholders' equity:

   Current liabilities                      $16,055,185   $28,081,401

   Long-term obligations                     25,674,306    35,109,833

   Stockholders' equity                      45,401,885    43,414,959
                                           ------------- -------------

   Total liabilities and stockholders'
    equity                                  $87,131,376  $106,606,193
                                           ============= =============

 Exhibit A                                   Non-Gaap Reconciliation

                                           Three Months  Twelve Months
                                               Ended         Ended
                                              April 30,     April 30,
                                                2008          2008
                                           ------------- -------------
 Income (loss) Reconciliation:

 Net income before goodwill impairment       $1,009,383    $2,842,109

 Goodwill impairment charge                   9,298,945     9,298,945
                                           ------------- -------------

 Net loss                                   ($8,289,562)  ($6,456,836)
                                           ============= =============

 EPS Reconciliation:

 Net income per common share - assuming
  dilution before goodwill impairment             $0.26         $0.74

 Goodwill impairment                             ($2.43)       ($2.43)
                                           ------------- -------------

 Net loss per common share - assuming
  dilution                                       ($2.17)       ($1.69)
                                           ============= =============

 Weighted average number of common
  equivalent shares outstanding - assuming
  dilution                                    3,822,536     3,811,832
                                           ============= =============

CONTACT:  SigmaTron International, Inc.
          Linda K. Frauendorfer
          1-800-700-9095